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                                                                   EXHIBIT 10.12

                      EXECUTIVE CHANGE OF CONTROL AGREEMENT


This Agreement is made as of August 16, 2001, between Angiotech Pharmaceuticals (U.S.), Inc., a Washington corporation having an office at Suite 6501, 701 5th Avenue, Seattle, Washington, 98104 ("Angiotech U.S."), Angiotech Pharmaceuticals, Inc., a British Columbia corporation having an office at 6660 N.W. Marine Drive, Vancouver, British Columbia, V6T 1Z4 (the "Company") and Donald E. Longenecker of 3B 399 H Street, Blaine, Washington, 98230 ("the "Employee").

THIS AGREEMENT WITNESSES:

1. Definitions - In this Agreement, the following terms shall have the meanings ascribed below:


(a)  "Change of Control" means:

     (i) a change in the composition of the board of directors of the Company, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company 12 months prior to such change, with the exception of any such change in the composition of the board made with the approval of the board as it was constituted immediately prior to such change; or

     (ii) the acquisition or aggregation of securities by any Person pursuant to which such Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding base capital stock (meaning the securities of the company ordinarily, and apart from rights accruing under special circumstances, having the right to vote at elections of directors of the Company), except that any change in the relative beneficial ownership of the Company's securities by any Person resulting solely from a reduction in the aggregate number of outstanding shares of base capital stock, and any decrease thereafter in such Person's ownership of securities shall be disregarded until such Person increases in any manner, directly or indirectly, his, her or its beneficial ownership of any securities of the Company; or

     (iii) the acquisition of all or substantially all the capital stock or assets of Angiotech U.S. by a Person other than (i) the Company, or (ii) an affiliated or related entity of the Company in which a majority of the voting stock of such affiliated or related entity is beneficially owned or controlled by the Company.

(b) "Employee Benefit Plans" means such medical, dental, eye care, disability, life and other health insurance benefit plans maintained, in whole or in part, by Angiotech U.S. on behalf of employees generally or executive employees over a certain grade level.

(c) "Employee Option Plans" means stock option, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements maintained, in whole or in part, by the Company on behalf of either employees generally or executive employees over a certain grade level.

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(d)  "Executive Compensation Programs" means, any compensation programs maintained, in whole or in part, by Angiotech U.S. on behalf of executive employees over a certain grade level, including without limitation bonus or incentive programs tied to the performance of Angiotech U.S.

(e) "Good Reason" means a material reduction in the authority or responsibility of the Employee, one or more reductions, in the cumulative amount of 5 percent or more, in the Base compensation of the Employee or any notification to the Employee that his or her principal place of work will be relocated by a distance of 50 miles or more.

(f) "Person" means any individual, partnership, unincorporated organization or association, trust, body corporate, government or government agency or authority, trustee, executor, administrator or other legal representative or other legal entity whatsoever.

(g) "Term" means the time period from the effective date of this Agreement until the employment of the Employee is terminated.

2. Change of Control - If a Change of Control occurs during the Term, then the Employee shall become fully vested and receive the maximum of all awards (stock options and cash bonuses) heretofore or hereafter granted to the Employee under all employee Option Plans and Executive Compensation Programs, regardless of any provision in such plans or agreements that do not provide for full vesting.

3. Rights Upon Termination Due to Change of Control - In addition to any other rights the Employee may have against Angiotech U.S. and/or the Company, if at the time of a Change of Control or within twelve (12) months after the occurrence of a Change of Control, either:

(a)  the employee voluntarily resigns his or her employment for Good Reason;
or

(b)  the Company terminates the employee's employment for any reason;

then the Employee shall be entitled to the following payments and benefits:

(c) an amount equal to two times the Employee's base annual compensation, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless Angiotech U.S. and the Employee agree otherwise in writing;

(d) an amount equal to two times the maximum of all awards payable to the employee under all Executive Compensation Programs pursuant to Section 2, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless Angiotech U.S. and the Employee agree otherwise in writing; and

(e) during the period commencing on the date when the termination of the employee's employment is effective and ending on the date twenty-four (24) months after such date, the Employee (and, where applicable, the Employee's dependents) shall be entitled to continue participation in all Employee Benefit Plans maintained by Angiotech U.S., including without limitation life, disability and health insurance programs, as if the Employee were still an employee of Angiotech U.S. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to the Employee's base annual compensation and to the extent that Angiotech U.S. finds it impossible to cover the Employee under its Employee Benefit Plans during the period set out


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above, Angiotech U.S. shall provide the Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on the Employee. In the event the Employee becomes eligible for comparable coverage to that set out in the Employee Benefit Plans during the period set out above, the coverage provided under this Paragraph (e) shall terminate immediately.

4.   Gross-Up of Excise Tax Payable by Employee.


(a) If any payment to or for the benefit of the Employee paid or payable or distributed or distributable pursuant to the terms of this Agreement (a "Payment" or "Payments") will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the Excise Tax imposed upon the Payments and any Excise Tax imposed upon the Gross-Up Payment.

(b) An initial determination (the "Determination") as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company (the "Accounting Firm"). The Accounting Firm shall provide its Determination, together with detailed supporting calculations and documentation to the Company and the Employee within thirty (30) days of the effective date of the Employee's termination of employment by the Company if applicable, or such other time as requested by the Company or by the Employee if the Employee reasonably believes that any of the Payments may be subject to the Excise Tax. If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. The Employee shall have thirty
(30) days to dispute the Determination. The Company shall pay the Gross-Up Payment, if any, to the Employee within ten (10) days of the receipt of the Determination, regardless of whether the Employee has disputed the Determination. Upon the final resolution of a dispute, the Company shall promptly pay to the Employee any additional amount required by such resolution and such resolution shall be binding, final and conclusive upon the Company and the Employee. If there is no dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company withholds from the Payment or Payments.

5. Miscellaneous Provisions - The following miscellaneous provisions shall apply to this Agreement:


(a) Company's Successors. The Company and/or Angiotech U.S., as applicable, shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's and/or Angiotech U.S.'s business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as Angiotech U.S. and/or the Company would be required to perform it in the


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absence of a succession. The failure of the Company and/or Angiotech U.S., as applicable, to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the employee to all of the compensation, benefits and reimbursements to which he or she would have been entitled hereunder as if there had been a Change of Control and a termination due to a Change of Control. For all purposes under this Agreement, the term "Company" and "Angiotech U.S." shall include any successor(s) to the Company's and/or Angiotech U.S.'s, as applicable, business and/or assets which executes and delivers the assumption agreement described in this subsection 5(a) or which becomes bound by this Agreement by operation of law.

(b) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation by bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection 5(b) shall be void.

(c) Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

(d) Employee's Successors. This Agreement and all rights of Employee hereunder shall inure to the benefit of and be binding upon the Employee's heirs and legal personal representatives.

(e) Governing Law, Venue. This Agreement shall be governed by the laws of the State of Washington without regard to its conflicts of laws rules. The parties hereby agree the venue for all matters and actions arising under this Agreement shall be and remain exclusivity in the state and federal courts sitting in King County, Washington, and the parties hereby irrevocably consent to the personal jurisdiction of such courts. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with any such litigation arising under or related to this Agreement.

(f) Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

(g) Notice. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 5(g).

(h) Headings, Pronouns. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any and all uses of masculine or feminine pronouns herein are solely to aid in the ease

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of reading this Agreement and any such pronoun usage shall have equal application to the members of the opposite gender.


IN WITNESS WHEREOF each of the parties has executed this Agreement, in the case of the company by its duly authorized officer, as of the day and year first stated above.



ANGIOTECH PHARMACEUTICALS (U.S.), INC.          EMPLOYEE:


By: /s/ David M. Hall                           /s/ Donald E. Longenecker
    -------------------------------------       --------------------------------
    David M. Hall                               Donald E. Longenecker
    Dated: August 16, 2001                      Dated: August 16, 2001



ANGIOTECH PHARMACEUTICALS, INC.


By: /s/ William L. Hunter
    -------------------------------------
    William L. Hunter
    Dated: August 16, 2001



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